Exhibit 99.1

          Third Quarter Earnings Up 9% at Annapolis Bancorp
                   Despite Mounting Margin Pressure


    ANNAPOLIS, Md.--(BUSINESS WIRE)--Nov. 1, 2006--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced net income of $740,000 ($0.18 per basic and diluted share) for the third quarter of 2006, a 9.1% increase over third quarter 2005 net income of $678,000 ($0.17 per basic and $0.16 per diluted share).

    Year-to-date earnings improved by 7.8%, with net income totaling $2.12 million ($0.52 per basic and $0.50 per diluted share) compared to $1.97 million ($0.49 per basic and $0.47 per diluted share) for the nine months ended September 30, 2005.

    Total assets for the Company reached $332.5 million at September 30, 2006, an increase of $27.6 million or 9.0% from $304.9 million at December 31, 2005. Total assets grew by $8.7 million or 2.7% in the third quarter.

    Year-to-date growth in total assets was funded by $20.6 million in new deposit and repurchase agreement balances, a $5.0 million short-term floating rate advance from the Federal Home Loan Bank, and $2.1 million in retained earnings. Most of the deposit growth came in money market accounts (up $8.1 million or 14.1%) and certificates of deposit (up $9.4 million or 11.0%). NOW account balances also rose by $3.6 million or 9.4%, while savings accounts dipped by $3.2 million or 17.3%.

    The loan portfolio grew by $13.1 million or 6.4% in the first nine months of 2006. Real estate lending accounted for all of the growth, with residential and commercial mortgage loan balances rising by $16.5 million or 13.7% while construction loans declined by $2.5 million or 9.8%, installment loans fell by $0.8 million or 4.0%, and commercial loans dropped by $0.2 million or 0.5%. The remaining asset growth came in cash and investments, with federal funds sold balances swelling by $13.5 million or 397.1%, and investment securities increasing by $1.4 million or 1.9%.

    In the third quarter, total gross loans declined by $2.0 million or 0.9% from levels reported at June 30, 2006. Deposit growth of $11.2 million was invested in securities (up $8.5 million or 12.9%) and federal funds sold (up $2.2 million or 15.0%).

    In the three months ended September 30, 2006, average interest-earning assets grew to $307.9 million from $298.1 million in the third quarter of 2005, with total interest income improving by $747,000 or 16.8%. The yield on average earning assets increased to 6.68% in the quarter just ended compared to 5.91% in the same period of 2005. The yield on average earning assets was 6.61% in the second quarter of this year.

    Average interest-bearing liabilities increased to $260.7 million in the third quarter from $253.2 million in the same period last year due primarily to higher money market account balances. Total interest expense increased by $665,000 or 43.3% as the Company's cost of average interest-bearing liabilities climbed to 3.35% from 2.41% in the third quarter of 2005. The cost of average interest-bearing liabilities was 3.05% in the second quarter of this year.

    Third quarter net interest income rose by $82,000 or 2.8%, with the net interest margin declining to 3.85% from 3.87% in the third quarter of 2005. "After rising to 4.20% in the first quarter of this year, the net interest margin has been negatively impacted by the flattened yield curve, which has narrowed spreads between short-term and long-term interest rates," said Richard M. Lerner, Chairman and CEO.

    "Rising rates have caused depositors to migrate toward higher yielding products such as our indexed money market account and certificates of deposit. That, combined with intense local competition for retail deposits, has exerted immense upward pressure on our cost of funds," said Lerner. "Our yield on assets has not risen commensurately because loan demand has softened and approximately half of our year-to-date asset growth has been invested in lower-yielding federal funds sold and investment securities."

    With stable asset quality and no third quarter growth in the loan portfolio, the bank did not record a provision for credit losses in the period just ended. After net charge-offs of $43,000 in the third quarter, the allowance for credit losses stood at $2,013,000 or 0.92% of total gross loans compared to 0.98% of total gross loans at December 31, 2005. Nonperforming assets of $0.9 million accounted for 0.40% of total gross loans at quarter-end, and the allowance for credit losses provided 232.3% coverage of nonperforming assets.

    At September 30, 2006, total stockholders' equity amounted to $23.2 million, up 10.5% from $21.0 million at year-end 2005. Book value per share at the end of the third quarter was $5.68.

    In the quarter just ended, noninterest income fell by $90,000 or 16.7% as fees earned on brokered mortgage loans fell by $78,000 or 73.6% compared to the third quarter of last year. Noninterest expense held steady in the third quarter, with increases in compensation and occupancy expense offset by decreases in professional fees, data processing expense and depreciation.

    BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. The bank's headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Annapolis Mall.

    Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.



               Annapolis Bancorp, Inc. and Subsidiaries
                     Consolidated Balance Sheets
            as of September 30, 2006 and December 31, 2005
                                ($000)

                                            (Unaudited)
                                           September 30, December 31,
                                               2006          2005
                                           ------------- -------------
Assets
  Cash and due                             $      8,542  $      9,603
  Federal funds sold                             16,856         3,400
  Investments                                    75,283        73,902
  Loans, net of allowance                       215,644       202,568
  Acc int rec                                     1,598         1,423
  Def inc taxes                                   1,094         1,128
  Premises and equip                              9,258         8,550
  Investment in BOLI                              3,739         3,638
  Other assets                                      480           704
                                           ------------- -------------
    Total Assets                           $    332,494  $    304,916
                                           ============= =============

Liabilities and Stockholders' Equity
  Deposits
  Noninterest bearing                      $     43,247  $     43,448
  Interest bearing                              225,160       206,501
                                           ------------- -------------
    Total deposits                              268,407       249,949
  Sec under agree to repurchase                  15,116        12,986
  Other borrowed funds                           20,000        15,000
  Junior subordinated debentures                  5,000         5,000
  Acc int & acc exp                                 781         1,022
                                           ------------- -------------
    Total Liabilities                           309,304       283,957

Stockholders' Equity
  Common stock                                       41            41
  Paid in capital                                13,261        13,171
  Retained Earnings                              10,982         8,858
  Comprehensive loss                             (1,094)       (1,111)
                                           ------------- -------------
    Total Equity                                 23,190        20,959
    Total Liabilities and Equity           $    332,494  $    304,916
                                           ============= =============




               Annapolis Bancorp, Inc. and Subsidiaries
                  Consolidated Statements of Income
for the Three and Nine Month Periods Ended September 30, 2006 and 2005
                             (Unaudited)
                (In thousands, except per share data)

                        For the Three Months     For the Nine Months
                         Ended September 30,     Ended September 30,
                       ----------------------- -----------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------

Interest Income
  Loans                $    4,144  $    3,570  $   11,822  $   10,493
  Investments                 760         648       2,260       1,697
  Federal funds sold          283         222         402         416
                       ----------- ----------- ----------- -----------
    Total int inc           5,187       4,440      14,484      12,606

Interest expense
  Deposits                  1,721       1,156       4,429       3,004
  Sec sold under agree
   to repurch                 148          82         377         199
  Borrowed funds              221         212         573         629
  Junior debentures           110          85         309         236
                       ----------- ----------- ----------- -----------
    Total int exp           2,200       1,535       5,688       4,068
      Net int inc           2,987       2,905       8,796       8,538

  Prov for credit
   losses                       -          73          12         293
                       ----------- ----------- ----------- -----------

  Net int inc after
   prov                     2,987       2,832       8,784       8,245

NonInterest Income
  Service charges             297         314         882         910
  Mortgage banking             28         106         124         255
  Other fee income            125         120         350         349
  Loss on sale of
   securities                   -           -         (23)          -
                       ----------- ----------- ----------- -----------
    Total nonint inc          450         540       1,333       1,514

NonInterest Expense
  Personnel                 1,349       1,327       3,858       3,781
  Occ and equip               305         280         857         836
  Data processing exp         203         228         623         671
  Other operating exp         457         473       1,383       1,360
                       ----------- ----------- ----------- -----------
    Total Nonint Exp        2,314       2,308       6,721       6,648

Income before taxes         1,123       1,064       3,396       3,111
Income tax expense            383         386       1,272       1,141
                       ----------- ----------- ----------- -----------
Net income             $      740  $      678  $    2,124  $    1,970
                       =========== =========== =========== ===========


Basic EPS              $     0.18  $     0.17  $     0.52  $     0.49
                       =========== =========== =========== ===========
Diluted EPS            $     0.18  $     0.16  $     0.50  $     0.47
                       =========== =========== =========== ===========
Book value per share   $     5.68  $     4.98  $     5.68  $     4.98
                       =========== =========== =========== ===========
Avg fully diluted
 shares                 4,220,174   4,219,374   4,217,080   4,207,727
                       =========== =========== =========== ===========




               Annapolis Bancorp, Inc. and Subsidiaries
           Financial Ratios and Average Balance Highlights
                            (In thousands)

                        For the Three Months     For the Nine Months
                         Ended September 30,     Ended September 30,
                       ----------------------- -----------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited)

Performance Ratios
 (annualized)
  Return on average
   assets                    0.90%       0.85%       0.91%       0.86%
  Return on average
   equity                   12.94%      13.37%      13.00%      13.48%
  Average equity to
   average assets            6.92%       6.32%       6.99%       6.39%
  Net interest margin        3.85%       3.87%       4.03%       3.99%
  Efficiency ratio          67.33%      67.00%      66.43%      66.14%

Other Ratios
  Allow for credit
   losses to loans           0.92%       1.01%       0.92%       1.01%
  Nonperforming to
   gross loans               0.40%       1.57%       0.40%       1.57%
  Net charge-offs to
   avg loans                 0.02%       0.04%       0.01%       0.05%
  Tier 1 capital ratio       12.7%       11.9%       12.7%       11.9%
  Total capital ratio        13.6%       12.8%       13.6%       12.8%

Average Balances
  Assets                  327,702     318,258     312,378     305,831
  Earning assets          307,936     298,137     292,101     286,247
  Loans, gross            218,183     207,664     212,341     210,662
  Interest Bearing
   Liabilities            260,715     253,155     246,554     242,709
  Stockholders' Equity     22,693      20,124      21,839      19,533



    CONTACT: Annapolis Bancorp, Inc.
             Richard M. Lerner, 410-224-4455